UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(                         )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

www.natus.com

(650) 802-0400

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2014 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Friday, June 6, 2014, at 8:00 a.m., Central Time, at our Middleton, Wisconsin offices located at 3150 Pleasant View Rd, Middleton, WI 53562, for the following purposes:

1.	To elect a director to serve for a term of three years;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve an amendment to the Company’s 2011 Stock Awards Plan;

4.	Advisory approval of the Company’s Named Executive Officer compensation;

5.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. These proxy materials were first sent on or about April 21, 2014 to stockholders entitled to vote at the annual meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Thursday, April 10, 2014, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope. If your shares are held in street name by a broker, trustee or other nominee and you do not instruct this nominee how to vote your shares; your shares will be voted on any matter other than approval of appointment of our independent accountants.

For the Board of Directors of
NATUS MEDICAL INCORPORATED

JAMES B. HAWKINS
Chief Executive Officer
San Carlos, California
April 21, 2014

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE
INSTRUCTIONS ON THE ENCLOSED PROXY CARD

PROXY STATEMENT

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INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (“Natus”, the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 6, 2014. As a stockholder as of the record date, April 10, 2014, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are distributing the proxy materials on or about April 21, 2014.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of executive officers and directors, and certain other required information.

Q:	How may I obtain a copy of the Natus Annual Report on Form 10-K?

A:	Stockholders may request a free copy of our 2013 Annual Report on Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

(650) 802-0400

Our 2013 Annual Report on Form 10-K is also available on our website at www.natus.com and at the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2013 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of a director for a term of three years;

•	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	Approval of an amendment to the Company’s 2011 Stock Awards Plan

•	Advisory approval of the Company’s Named Executive Officer compensation;

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” the nominee to the Board, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, “FOR” the Amendment to the Company’s 2011 Stock Awards Plan, and “FOR” the advisory vote on named executive officer compensation.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 10, 2014, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held by you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 32,103,723 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Voting instructions are provided online with the proxy materials and, if you are receiving a paper copy of the proxy materials Natus has enclosed a proxy card for you to use.

Beneficial Owner—If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, directions on how to vote are set forth below and included on your proxy card. For shares held beneficially in street name, the voting instruction card provided by your broker, trustee or other nominee will include instructions on how to vote by telephone, Internet or by mail.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or other nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction card provided by their broker, trustee or other nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelope provided. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the pre-addressed envelope provided to their broker, trustee, or other nominee.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	Holders of a majority of shares of our common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy to meet the quorum requirement pursuant to the Company’s Bylaws for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of the director, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the nominee. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may also vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (ii) the approval of the proposed amendment to the Company’s 2011 Stock Awards Plan, and (iii) the proposal to approve, on an advisory basis, the compensation of our named executive officers. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you are a stockholder of record and sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of KPMG LLP.

Q:	What is the voting requirement to approve each of the proposals?

A:

In an uncontested election of directors, such as this election, a director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “For” a director nominee must exceed the number of votes “Against” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (ii) the approval of the proposed amendment to the Company’s 2011 Stock Awards Plan, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Our Board Governance Guidelines provide that if a nominee for election to the Board had a greater number of votes “Against” than the number of votes cast “For” his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

6.	A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our director (Proposal 1), the approval of the Amendment of the Company’s 2011 Stock Awards Plan (Proposal 3), and the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 4). Thus, if you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of the director (Proposal 1), the approval of the amendment to the Company’s 2011 Stock Awards Plan (Proposal 3), and the advisory approval of the Company’s Named Executive Officer compensation (Proposal 4).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	Is cumulative voting permitted for the election of directors?

A:

Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The holder may cast all of their votes “For” or “Against” a single candidate or may distribute them among any number of candidates.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Jonathan A. Kennedy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason either of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual reports and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free 800-542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report or other proxy materials who wish to receive only one copy in the future can contact their broker, trustee or other nominee to request information about householding.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write us to request a separate copy of these materials from our principal executive offices at: Natus Medical Incorporated, Attn: Investor Relations, 1501 Industrial Road, San Carlos CA 94070, or by calling us at 650-802-0400.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the final voting results of all proposals at the Annual Meeting and will publish the final results in a current report on Form 8-K within four business days of the date the Annual Meeting ends, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the date the Annual Meeting ends, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2014 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than December 23, 2014. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Natus Medical Incorporated, Attn: Corporate Secretary, 1501 Industrial Road, San Carlos CA 94070.

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2015 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on April 7, 2015, provided that if the date of the 2015 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2015 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2015 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement.

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on December 23, 2014 provided that if the date of the 2014 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2015 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

PROPOSAL No. 1

ELECTION OF A DIRECTOR

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There is one nominee for election to the Board this year: Kenneth E. Ludlum. Mr. Ludlum is presently a member of the Board whose term expires at the meeting. Information regarding the business experience and age as of the record date of each nominee and other members of the Board is provided below. Mr. Ludlum, if elected, will serve a three-year term until our annual meeting in 2017 and until his respective successor is elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “For” a director must exceed the number of votes “Against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Governance Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board within 90 days from the date the election results are certified whether to accept the resignation. Our Board will consider such recommendation promptly and publicly disclose its decision with respect to such resignation. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the election to the Board of Mr. Ludlum.

Nominees for Election

Kenneth E. Ludlum Director since 2002 Age 60	Ken Ludlum has served as Chief Financial Officer of CareDx, Inc since March 2014. From April 2011 to October 2013, Mr. Ludlum served as Vice President and Chief Financial Officer, and Head of Operations for Endogastric Solutions, Inc. From December 2009 to March 2011, Mr. Ludlum served as a board member, acted as an advisor to, and invested into a number of private medical and biotechnology companies. From April 2008 to November 2009, he served as Senior Vice President Finance & Administration, CFO for Paracor Medical Inc. Prior to that, Mr. Ludlum also served as CFO for two other publicly-held companies, Perclose, Inc. from 1995 to 2000, and Alteon, Inc. from 1992 to 1994. He has also served on the board of directors and as Chair of the Audit Committee of several public and private medical or biotechnology companies. Mr. Ludlum holds a B.S. in Business Administration from Lehigh University and a M.B.A. from Columbia University Graduate School of Business. Mr. Ludlum brings to the Board over 30 years of business and financial experience working with healthcare and biotechnology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking, he also brings a unique perspective to the Board.

Continuing Directors

Robert A. Gunst Chairman of the Board Director Since 2004 Age: 66	Mr. Gunst joined the Board in June 2004 and was appointed Chairman of the Board in September 2004. Mr. Gunst is currently a private investor. Mr. Gunst served as president and chief executive officer of The Good Guys, Inc., an electronics retailer, from 1990 to 1999, and as a member of its board of directors from 1986 to 1999. Prior to joining The Good Guys, Mr. Gunst held senior management and director positions at Shaklee Corporation, La Petite Boulangerie, Inc. and PepsiCo Foods International, both subsidiaries of PepsiCo, Inc., Victoria Station Incorporated, and The First National Bank of Chicago. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business. Mr. Gunst brings to the Board knowledge and experience gained from decades of managing and directing public and private companies across several industries.

James B. Hawkins Chief Executive Officer Director Since 2004 Age 58	James B. Hawkins has served as Chief Executive Officer, and as a member of the Board, since joining Natus in April 2004, and formerly as President from April 2004 through January 2011. In addition, he currently serves as a director at IRIDEX Corporation. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from August 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from July 1986 until January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins’ brings to the Board highly relevant leadership experience in the medical technology industry as well as a unique perspective on our operations due to his position as our Chief Executive Officer.

Doris E. Engibous Director since 2004 Age 59	Ms. Engibous currently serves as a consultant and advisor to medical technology companies and executives. From 2004 to 2010, she served as President and CEO of Hemosphere, Inc., an early commercialization stage, venture capital funded, medical technology company. Prior to 2004, Ms. Engibous served from 2000 through 2003 as President of Nellcor, a business of Tyco Healthcare Group/Tyco International, Ltd. (now Covidien). Ms. Engibous served on the board of directors of the National Kidney Foundation serving Minnesota, the Dakotas and Iowa from 2006 to 2010. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan. Ms. Engibous brings to the Board knowledge of organizational and operational management experience relevant to a healthcare industry public company.

William M. Moore Director Since 1987 Age: 65	Mr. Moore is one of our co-founders. Mr. Moore has served as the Managing Partner of Alpine Partners LLC since May 2008 as well as from 2003 to 2004. From 2004 until May 2008 Mr. Moore was a special limited partner for medical technology at Blue Line Partners, a private equity firm. Mr. Moore currently is the Chief Executive Officer and President and Chairman of the board of directors of IRIDEX Corporation, and has served in that capacity, or as interim Chief Executive Officer and President, since August 2012. He also has served on the boards of directors of Criticare Systems, Inc. from 2006 until it was acquired by Opto Circuits (India) Limited in April 2008 and Urologix Inc. until June 2010. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah. Mr. Moore brings to the Board more than 25 years of executive experience in the worldwide medical technology field, particularly in the areas of sales, marketing, and product development.

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit Natus’ consolidated financial statements for the year ending December 31, 2014.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Deloitte & Touche LLP served as Natus’ independent auditor for the year ended December 31, 2013. On March 24, 2014, the Audit Committee dismissed Deloitte & Touche LLP as our independent registered public accounting firm.

The reports of Deloitte & Touche LLP on our consolidated financial statements for each of the years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2012 and 2013, and the subsequent interim period through March 24, 2014, there were no disagreements between Natus and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements of the Company for such years.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2012 and 2013 or during the subsequent interim period through March [24, 2014.

We requested that Deloitte & Touche LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated March 28, 2014, was filed as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on March 28, 2014.

On March 24, 2014, the Audit Committee of the Board of Natus appointed KPMG LLP as our new independent registered public accounting firm.

During the years ended December 31, 2012 and 2013, and the subsequent interim period through March 24, 2014, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) of Regulation S-K.

Representatives of KPMG LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Fees Paid to Deloitte & Touche LLP

	2013	2012
Audit Service Fees (1)	$2,201,207	$2,089,000
Audit-Related Fees (2)	85,500	207,252
Tax Fees (3)	269,102	219,283

Total	$2,555,809	$2,515,535

(1)	Audit services fees associated with the annual audit of our consolidated financial statements.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions. The decrease in audit fees from 2012 to 2013 is primarily due to fees incurred in 2012 related to Nicolet acquisition. We did not have a similar acquisition in 2013.
(3)	Tax fees are fees associated primarily with tax advice and planning services. The increase in fees for tax services from 2012 to 2013 is primarily due to a Medical Device Tax technical analysis project that was conducted in 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Board of Directors’ Recommendation

Our Board recommends a vote FOR ratification of this appointment.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PROPOSAL No. 3

APPROVAL OF AMENDMENT TO THE 2011 STOCK AWARDS PLAN

We are requesting your approval of an Amendment ( the “Amendment”) to our 2011 Stock Awards Plan (“2011 Plan”) that would increase from 4,000,000 to 5,400,000 the number of shares authorized for issuance under the 2011 Plan. Specifically, the Amendment will restate the first sentence of Section 3 of the 2011 Plan to read as follows:

“Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares is 5,400,000 Shares plus any Shares subject to outstanding awards granted under the Company’s 2000 Stock Awards Plan (the “Prior Plan”) outstanding as of July 1, 2011 that are subsequently cancelled, forfeited or expire by their terms.”

The Compensation Committee of the Board has recommended to the Board this addition of 1,400,000 shares to the 2011 Plan. We believe that adoption of the proposed Amendment to the 2011 Plan is essential for our ability to attract and retain qualified executives and other key employees and directors.

In April 2011, the Board approved the 2011 Plan to replace our Amended and Restated 2000 Stock Awards Plan (“Prior Plan”) and 2000 Director Option Plan. Stockholders approved the 2011 Plan at the 2011 annual meeting. Important features of the 2011 Plan include:

•	Provision that full-value awards (i.e., awards other than stock options or stock appreciation rights) count on a 2.5 to 1 basis in terms of the utilization of authorized shares;

•	Provision that shares recovered from the use of award shares to satisfy the purchase price or associated tax obligations of the recipient are not added back to the maximum number of authorized shares;

•	Double-trigger acceleration provisions for the vesting of awards in connection with a change of control event;

•	Prohibition of the repricing of outstanding options or stock appreciation rights without stockholder consent; and

•

A claw-back provision that provides authority for the Compensation Committee, or other plan administrator, to reduce or cancel awards, or recapture gains from previously vested awards, in the event that it determines that the award recipient has engaged in certain types of inappropriate behavior relative to the Company.

We urge you to read the Compensation Discussion and Analysis in this Proxy Statement which describes the key role of equity awards in our compensation strategy. We believe that it is essential that we continue to have the ability to provide equity awards to officers and other key employees and directors for several reasons. First, we believe the ability to make equity awards is very important for our ability to compete successfully for talent in the competitive market conditions and geographic areas in which we operate. Second, these awards, with our typical vesting periods, provide award recipients with a meaningful component of their compensation that is directly related to longer term growth in value achieved for stockholders. And third, these awards have been our sole form of compensation with vesting elements that extend beyond one year and, as such, at any given time an award recipient’s unvested equity awards serve as a powerful retention tool. Stockholder approval is also intended to reapprove the 2011 Plan (and the performance factors listed therein) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

As of December 31, 2013, 1,947,690 shares of Common Stock remained available for future equity awards under the 2011 Plan. Based on the number of equity awards made in recent years, we expect that this remaining number of shares, plus any shares that become available upon the expiration of awards outstanding on March 31, 2014, will be sufficient to support equity awards under the 2011 Plan through 2016. Should stockholder approval not be obtained for the Amendment, it will not be implemented at this time.

Summary of the 2011 Plan

Below is a summary of the principal provisions of the 2011 Plan. This summary is qualified in its entirety by reference to the full text of the 2011 Plan which is attached to this proxy statement as Appendix A

Shares Subject to the 2011 Plan.    An aggregate of 4,000,000 shares (prior to giving effect to the proposed 1,400,000 share increase) of the Company’s Common Stock were initially reserved for issuance under the 2011 Plan. In addition, shares underlying outstanding awards under the Prior Plan on July 1, 2011 that are forfeited due to expiration of the award or termination of employment of the award recipient also become available for issuance under the 2011 Plan.

As of March 31, 2014, awards covering 2,163,810 shares were outstanding under the 2011 Plan. Consequently, 1,947,690 shares of common stock remained available for future equity awards under the 2011 Plan, giving effect to the reduction in available shares for full-value awards as referred to above and further described below.

For purposes of determining the number of shares available for grant under the 2011 Plan against the maximum number of shares authorized, any full-value award (i.e., awards other than stock options and stock appreciation rights) will reduce the number of shares available for issuance by 2.5 shares for every 1 share issued, and stock option or stock appreciation rights will reduce the number of shares available for issuance on a share for share basis.

With respect to awards made under the 2011 Plan, shares that are subject to issuance upon exercise of an option but cease to be subject to such option for any reason (other than exercise of such option), shares that are subject to an award that is granted but is subsequently forfeited or repurchased by the Company at the original issue price and shares that are subject to an award that terminates without shares being issued will again be available for grant and issuance under the 2011 Plan. The number of shares that will, in effect, be added back to the pool of available shares under the 2011 Plan as a result of these forfeitures, repurchases and terminations will be the same as the number of shares by which the award reduced the number of shares available when the award was made. Any shares that are made available under the 2011 Plan due to forfeitures, repurchases and terminations with regard to awards under the Prior Plan that are outstanding on July 1, 2011 will be added back on a share for share basis regardless of whether the forfeited, repurchased or terminated award was a full value award or other type of award. For awards under both the 2011 Plan and the Prior Plan, shares that are withheld to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award and shares that are not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right will not be available again for grant and issuance under the 2011 Plan.

Administration.    The Board or any of its Committees appointed by the Board shall act as the administrator of the 2011 Plan. Subject to the terms of the 2011 Plan, the administrator determines the persons who are to receive awards, the number of shares subject to each such award and the terms, types and conditions of such awards. The administrator also has the authority to construe and interpret any of the provisions of the 2011 Plan or any awards granted thereunder. The Board has designated our Compensation Committee as the administrator of the 2011 Plan.

In determining whether an award should be made, and/or the vesting schedule for any such award, the administrator may impose whatever conditions to vesting that it determines to be appropriate. For example, the administrator may decide to grant an award only if the participant satisfies performance goals established by the administrator. The administrator may set performance periods and performance goals that differ from participant to participant. The administrator may choose performance goals based on company-wide or other results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the administrator may (but is not required to) specify performance goals for the entire company. Performance goals may be based on business criteria including: net income, earnings per share, return on equity, or other financial or performance-related measures.

After the end of each performance period, a determination will be made pursuant to Section 162(m) as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by the level of actual performance.

Eligibility.    Employees, officers, directors (including directors who are not employees), and consultants of the Company (and of any subsidiaries and affiliates) whom the Board deems to have potential to contribute to the future success of the Company (the “Participants”) are eligible to receive Stock Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights, and Restricted Stock Units under the 2011 Plan. No person may be granted awards covering more than 1,000,000 shares of capital stock in any one fiscal year under the 2011 Plan, except that in connection with his or her initial employment, an employee may be granted an award covering an additional 500,000 shares.

Stock Option Awards.    The 2011 Plan permits the granting of options that are intended to qualify either as Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NQSOs”).

ISOs may be granted only to employees and no more than 4,000,000 shares may be granted as ISOs under the 2011 Plan.

The exercise price for each option granted under the 2011 Plan is determined by the administrator and generally will be no less than 100% of the fair market value (as defined in the plan) of a share at the time such option is granted. In the case of a 10% or greater stockholder, the exercise price of an ISO must be no less than 110% of the fair market value. Options are exercisable within the times and upon the events determined by the administrator as set forth in the optionee’s option agreement, provided that the term of any option grant under the 2011 Plan may not exceed ten years.

Restricted Stock Awards.    The administrator may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the 2011 Plan, under such terms, conditions and restrictions as the administrator may determine. Vesting of restricted stock awards may be based on continued service or the satisfaction of performance factors established by the administrator.

Stock Bonus Awards.    The administrator may grant Participants stock bonus awards, which may take the form of cash, whole Shares, or a combination thereof, under such terms, conditions and restrictions as the administrator may determine. Vesting of stock bonus awards may be based on continued service or the satisfaction of performance factors established by the administrator.

Stock Appreciation Rights.    Stock appreciation rights are awards that typically obligate the Company to issue our shares in the future if the vesting terms and conditions scheduled by the administrator are satisfied, and if there has been an appreciation in value of our share price from the date of grant. The administrator determines the terms and conditions of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years. The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in cash, whole shares, or a combination thereof, as the administrator may determine. The administrator may choose to grant stock appreciation rights in tandem with the grant of stock options, such that the exercise of either the stock option or the stock appreciation right would cancel the other.

Restricted Stock Units.    Restricted stock units are awards that typically obligate the Company to issue a specific number of our shares at a future date if the vesting terms and conditions established by the administrator are satisfied. The administrator will determine the number of shares that are subject to such restricted stock units. Vesting of restricted stock units may be based on continued service or the satisfaction of performance factors established by the administrator, and we may settle our obligation under a restricted stock unit in cash, whole shares, or a combination thereof.

Performance Awards.    Our Compensation Committee may also make awards of performance shares or performance units subject to the satisfaction of specified performance criteria. Performance awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be covered employees may, if and to the extent intended by our Compensation Committee, be subject to provisions that should qualify such awards as “performance-based” compensation not subject to the limitation on the tax deductibility by us under Section 162(m). If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee which will qualify under Section 162(m). The Compensation Committee may, in its discretion, make awards that would not be deductible under Section 162(m). Our Compensation Committee determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions. The performance criteria governing performance awards may be based upon one or any combination of the following criteria for which we are seeking approval: net revenue and/or net revenue growth; earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; operating income and/or operating income growth; net income and/or net income growth; earnings per share and/or earnings per share growth; total stockholder return and/or total stockholder return growth; return on equity; operating cash flow return on income; adjusted operating cash flow return on income; economic value added; individual business objectives; and company specific operational metrics.

Consideration and Issuance of Shares

The 2011 Plan provides that the consideration to be paid for any Shares issued pursuant to an award made under the 2011 Plan may consist of the following, subject to any further limitations that may be contained in the agreement entered into with the recipient of any award: (a) cash, (b) check, (c) promissory note, (d) received by the Company under a cashless exercise program implemented by an independent third party, (e) prior services provided to the Company or any Parent or Subsidiary of the Company as determined by the administrator (provided the par value of the Shares shall always be paid in cash), (f) any combination of the foregoing methods of payment, or (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws.

Mergers, Consolidations, Change of Control.

Changes in Capitalization.    The number of shares covered by any outstanding award and the number of shares which have been authorized for issuance under the 2011 Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares of the Company.

Dissolution or Liquidation.    In the event of the proposed liquidation of the Company the administrator may provide in its discretion for any holder of an Award to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the administrator may provide that any Company repurchase right applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

Merger or Asset Sale.    In the event of a Change in Control Transaction (as defined in the 2011 Plan), at the administrator’s discretion, outstanding Awards may be assumed or equivalent awards may be substituted by the successor corporation. If the successor corporation does not assume an outstanding award or substitute for it an equivalent award, the award shall become fully vested and exercisable. At the administrator’s discretion, the administrator may provide that following an assumption or substitution of equivalent awards, if a Participant’s service as an employee or employee of the successor corporation, as applicable, is terminated within 12 months of the Change in Control Transaction other than upon a voluntary resignation by such Participant or the termination of such participant for cause, the awards (or equivalent awards) held by such participant shall become fully vested and exercisable. Even when assumed or substituted, the administrator has the discretion to terminate the Plan and permit participants to exercise awards to the extent already vested and the discretion to accelerate vesting of any portion of, or all of, the then outstanding options or other awards.

In the event of the merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company in a transaction that is not a change in control transaction, each outstanding award shall be assumed or an equivalent award shall be substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute for an award, such award shall terminate upon the closing of such merger or sale of assets.

Amendment of the 2011 Plan and Outstanding Awards

The Board may at any time terminate or amend the 2011 Plan, including amending any form of award agreement or instrument to be executed pursuant to the 2011 Plan or executed and outstanding under the 2011 Plan, provided, that the Board may not, without the approval of the stockholders, amend the 2011 Plan to increase the number of shares that may be issued under the plan or materially modify a provision of the plan if the modification requires stockholder approval under rules of the NASDAQ Stock Market. However, the Board may not reduce the exercise price of stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original stock option or stock appreciation right without prior stockholder approval.

Clawback Provisions

The administrator may specify in an award that the Participant’s rights with respect to an award are subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but are not limited to, termination of employment for cause, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company as determined by the administrator. In addition, if any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the administrator may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from a Participant would be the amount by which the award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the administrator shall determine.

Term of the 2011 Plan

The 2011 Plan will terminate June 2, 2021.

Federal Income Tax Information

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 2011 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES TO FAMILY MEMBERS TO WHOM AN OPTION IS TRANSFERRED OR TO THE PARTICIPANT THAT TRANSFERS THE OPTION. EACH PARTICIPANT AND FAMILY MEMBER WHO HOLDS AN OPTION HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

Incentive Stock Options.    A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax (“AMT”)). If the Participant holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the Participant disposes of the ISO Shares prior to the expiration of either required holding period described above (a “disqualifying disposition”), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the Participant.

Alternative Minimum Tax.    The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO for those ISO shares, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of the ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of the sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options.    A Participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the Participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant’s exercise price. The included amount will be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant’s salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

Restricted Stock Awards and Stock Bonuses.    Restricted stock awards and stock bonuses will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time that tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units.    A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxable upon receipt of the shares or cash value of the shares at the time of the distribution of the shares or cash to the participant. The participant may not make an election under Section 83(b) of the Code with respect to any restricted stock unit.

Tax Treatment of the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the 2011 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of our three other most highly compensated executive officers (excluding our chief financial officer). Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2011 Plan, setting limits on the number of shares subject to awards that any individual may receive in a calendar year, and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2011 Plan has been designed to permit the our Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section  162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

Additional Equity Compensation Plan Information

The following table sets forth information about the number of shares of common stock that can be issued under our 2011 Plan and our 2011 Employee Stock Purchase Plan as of December 31, 2013.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, Awards and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants Awards and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,855,414	12.91	2,240,036
Equity compensation plans not approved by security holders	—	—	—

Total	2,855,414	12.91	2,240,036

Plan Benefits

Future awards to directors, executive officers, employees and other eligible participants under the 2011 Plan are discretionary and cannot be determined at this time. By way of background, please see “Grants of Plan Based Awards—Fiscal 2013” for information regarding equity awards in 2013 to our named executive officers and Director Compensation for information regarding equity awards in 2013 to our directors. In 2013, awards of stock options, restricted stock and restricted stock units covering 967,600 shares were made to all of our employees, including officers who were not executive officers.

Board of Directors Recommendation

Our Board recommends a vote FOR the approval of the Amendment. Properly completed proxies will be voted FOR approval unless a contrary vote is specified.

PROPOSAL No. 4

ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion in the Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 28 to 41 of this Proxy Statement, is hereby approved by shareholders.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the Advisory Approval of the Company’s Named Executive Officer Compensation.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. The Board’s corporate governance guidelines (which includes director independence criteria), the charters of each of the Board’s committees, our code of corporate conduct, and the Company’s Code of Ethics are available on the Investor Relations pages of our website at www.natus.com. Shareholders may request copies of these documents free of charge by writing to Natus Medical Incorporated, Attn: Investor Relations, 1501 Industrial Road, San Carlos, CA, 94070.

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. We continually review our governance practices to ensure their relevance and appropriateness for Natus and all of our shareholders.

Board Independence

The Board has determined that, except for James B. Hawkins, our Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2013, our Board had five directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2013, the classes were comprised as follows:

Nominees for director whose terms expire in 2014	Present directors whose terms will expire in 2015	Present directors whose terms will expire in 2016
Kenneth E. Ludlum	Doris E. Engibous	Robert A. Gunst
	William M. Moore	James B. Hawkins

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as we believe it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chair is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent members of the Board in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. The roles of Chief Executive Officer and Chairman of the Board have been separated since September 2004 when Mr. Gunst was appointed Chairman.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2013, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Robert A. Gunst	X	X	X	X
Doris E. Engibous	X		X	X
Kenneth E. Ludlum*	X	X		X
William M. Moore	X	X	X

Employee Director
James B. Hawkins	X
Number of Meetings in 2013	5	8	6	2

X =	Committee Member
*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our Board on the same day as the annual stockholders meeting. All of our directors attended the 2013 annual meeting of stockholders.

Audit Committee

Our Audit Committee oversees and monitors our financial reporting and disclosure processes, our financial statement audits, the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2013 is included in this proxy statement.

Compensation Committee

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs and for reviewing our general policies relating to compensation and benefits.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers, and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under Compensation Discussion and Analysis.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for ensuring the Board is properly constituted to meet its fiduciary obligations to shareholders and that we have appropriate governance standards. The Committee assists the Board by identifying prospective director nominees and develops and recommends corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board’s annual review of director independence and the Board’s performance self-evaluation.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;

•

Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider Board candidates recommended by Board members, management, and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chair of our Nominating and Governance Committee, or to our Chairman of the Board, care of: Corporate Secretary, Natus Medical Incorporated, 1501 Industrial Road, San Carlos, CA 94070.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all Board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience as an independent director of a publicly-traded company;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company;

•	Experience with Wall Street, transactions, and managing operations; and

•	Some understanding of the medical device market.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chair of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Policies.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Policy on Hedging Transactions

Since 2001, we have adopted an insider trading policy that generally prohibits insiders, as defined in our insider trading policy, from pledging shares of our common stock, engaging in short sales of our common stock, or any hedging of their ownership of our common stock.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our Chief Executive Officer from April 1989 to May 1992. During 2012, Mr. Hawkins, our Chief Executive Officer, participated in discussions and decisions of the Compensation Committee regarding salaries and incentive compensation for our executive officers, but he was excluded from discussions regarding his own salary and incentive compensation. Since 2007, Mr. Hawkins has served on the Board of Directors of IRIDEX Corporation (“Iridex”). Mr. Hawkins does not serve on the Compensation Committee of Iridex. Mr. Moore is President and CEO of Iridex, a position he has held since August 2012. Mr Moore has also been a member of the Iridex Board of Directors since 2007. Prior to August 2012, none of our executive officers served or in the past had served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Communicating with our Board

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2013, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 32,103,723 shares of common stock outstanding on April 10, 2014, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Shares Beneficially Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Beneficially Owned	Percent of Class
Principal Stockholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (1)	2,807,414	—	2,807,414	8.1%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, Florida, 33716 (2)	1,741,554	—	1,741,554	5.4%

Directors, Nominees and Named Executive Officers
Mr. Noll (3)	—		53,000	*
Dr. Chung (4)	120,972	222,167	343,139	*
Ms. Engibous (5)	6,000	70,000	76,000	*
Mr. Gunst (5)	49,250	65,000	114,250	*
Mr. Hawkins (6)	413,844	886,709	1,300,553	2.9%
Mr. Ludlum (5)	79,700	30,000	109,700	*
Mr. Moore (5), (7)	152,702	60,000	212,702	*
Mr. Kennedy (8)	60,000	247,167	307,167	*
Mr. Traverso (6), (9)	127,201	222,167	349,368	*

Officers and Directors as a group (10)	1,009,888	1,803,210	2,812,879	6.2%

*	Represents holdings of less than one percent.
(1)	Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on January 30, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting and investment power with respect to all of these shares.
(2)	Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on January 27, 2014 by Eagle Asset Management, Inc.
(3)	Includes 43,000 shares subject to a right of repurchase by the Company that expires as to 22,500 shares in September 2014, 11,250 shares in September 2015 and 11,250 shares in September 2016.
(4)	Includes 45,500 shares subject to a right of repurchase by the Company that expires as to 14,750 shares in August 2014, 17,000 shares in August 2015, 8,500 shares in August 2016, and 5,200 shares in August 2017.
(5)	Includes 6,000 shares subject to a right of repurchase by the Company that expires in June, 2014.
(6)	Includes 172,750 shares subject to a right of repurchase by the Company that expires with respect to 66,500 shares in August 2014, 87,500 shares in August 2015, and 18,750 shares in August 2016.
(7)	Includes 138,892 shares held by The Moore Family Trust and 4,150 shares held by Mr. Moore’s spouse.
(8)	Includes 60,000 shares subject to a right of repurchase by the Company that expires as to 30,000 shares in April 2015, 15,000 shares in April 2016, and 15,000 shares in April 2017.
(9)	Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso, and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse.
(10)	Includes all shares referenced in notes 3 through 8 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2013, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to:

•	attract and retain individuals with the skills and performance needed to achieve our business objectives

•	reward and incentivize individuals fairly over time

•	align the short and long-term compensation of those individuals with the Company’s performance

Executive Summary

As we entered 2013, Natus continued to be confronted with many of the same economic challenges that had impacted operating results in 2011 and 2012. The U.S. continued to experience a sluggish economic recovery from recessionary conditions that impacted hospital spending throughout the year. The European Union continued to struggle economically, and this situation negatively impacted healthcare spending decisions by ministries of health within the union during 2013, as it had in 2012.

Recognizing these macro-economic challenges, in the first quarter of 2013, and following the restructuring implemented in 2012, we instituted further aligned our cost structure with the market conditions we were facing. Also during 2013, we fully completed the integration of our Nicolet acquisition from 2012 into our neurology business SBU. These accomplishments led to increased margins and profitability in our business and allowed us to achieve record non-GAAP earnings per share for the fiscal year 2013.

The Compensation Committee determined that the Company would provide salary increases for the executive officers in 2013, unlike 2012, and marking only the second time in four years that salaries had been increased. In addition, in 2014, cash bonuses were paid with respect to the 2013 Executive Management Incentive Plan (“EMIP”). The Committee had established a new EMIP in 2012 that contained not only the pre-tax earnings factor that was used in prior years, but also revenue and management business objectives, and it adopted a similar EMIP for 2013. The payouts earned and awarded under the 2013 plan are further discussed below, representing the only cash bonus payments made to named executive officers in the past three years.

At our annual meeting in 2013, approximately 90% of the stockholders who voted on our 2013 Say on Pay proposal voted in favor of the proposal. This percentage of approval was in line with the prior year. Considering this outcome, the Compensation Committee has determined that it would continue to apply the same philosophy and guiding principles to the 2013 compensation for the Company’s Named Executive Officers, and, as a result, did not change the structure of our executive compensation in 2013. Further, as we have noted, at our annual meeting in 2011, approximately 77% of the stockholders who voted on the frequency of our Say on Pay vote voted in favor of an annual Say on Pay vote. In light of this outcome, our Board determined to hold a non-binding Say on Pay vote each year until the next required vote on the frequency of such Say on Pay vote to approve executive compensation. Accordingly, it is expected that our stockholders will be given an opportunity to cast an advisory vote to approve executive compensation annually with the next required vote on the frequency of such advisory votes occurring at our annual meeting to be held in 2017.

Our Business and Our Compensation Philosophy

We believe that opportunities exist for us to increase stockholder value by increasing the revenue base of the company, and by doing so the income earning capacity, of our Company. We seek growth in two ways, through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, as well as via acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of overall growth than could be achieved through either method alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue.

Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.

In consideration of these factors, the primary objectives of our executive compensation are:

Retain Qualified Executive Talent. During the period from 2003 to 2013 we have substantially increased the size of our company. In this time period we have completed 19 acquisitions of companies with principal offices in 6 different countries. We believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our headquarters is in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives.

Attract Qualified Executives.    We understand that we may find it in our interests to, or may be required to, add new individuals to our executive team from to time, as was the case with our adding an executive to lead our neurology strategic business unit, or SBU, in 2012, and hiring a new Chief Financial Officer in 2013. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and be perceived as an employer that is willing to, offer competitive compensation.

Link Compensation to Achievement of Our Business Objectives.    We believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of goals that our Compensation Committee has determined are most capable of increasing stockholder value for the Company. For years prior to 2012 we elected to use a single metric, pre-tax corporate earnings, for our cash incentive awards, as it was determined that the use of the single metric would be most effective. After 2012, the EMIP was tied not only to earnings growth but to a revenue goal and key business objectives.

Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term.    The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase long-term stockholder value.

Elements of Compensation

Our executive officers’ compensation currently has two primary elements of compensation: (i) cash compensation in the form of salary and annual incentive awards, and (ii) equity awards in the form of stock option grants and restricted stock awards. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.

We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans represent reasonably challenging targets. Our long-term equity-based incentive awards are designed to provide a competitive compensation package and to motivate our executives to increase stockholder value.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant, Towers Watson, to define the criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation, and equity compensation. When determining our peer companies, we focus on identifying companies with whom we compete directly for customers and employees, as well as other medical device companies in the United States. In addition, we select companies that are similar to our size, limiting the peer group to companies whose trailing twelve-month revenue is generally within a range of approximately 0.5x to 2.0x of our projected annual revenue.

Each year the Compensation Committee considers whether it is necessary to have a formal report produced by a compensation consultant for all of the peer group companies. In the years a formal report is not produced, the Compensation Committee directs the consultant to review, for the peer companies in the prior report, the compensation changes reported by these peers in the following year to help the Committee arrive at compensation levels relative to the peer group that are consistent with our goals. Our Compensation Committee requested and received formal reports from our consultant, Towers Watson, to assist it in its deliberations for 2013 cash compensation. The peer companies used in that report were: Abaxis; Accuray; Analogic; AngioDynamics; AthroCare Corp.; Conceptus; Cyberonics; ICU Medical; Merit Medical Systems, Inc.; NuVasive, Inc.; Omnicell; Thoratec and Volcano. The peer group was revised from the group that we last formally developed with the assistance of TowersWatson in establishing compensation because certain of those companies were acquired and as such the detail used for comparison is no longer available and certain others failed to meet the revenue size comparison that we target. For the purpose of establishing competitive compensation ranges for elements of compensation, Towers Watson considered the most recently reported compensation information for the peer group companies as well as the applicable compensation survey information based on our size and industry. In addition to the reports from Towers Watson, in determining the compensation of each of our executive officers other than that the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.

Towers Watson has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of our Compensation Committee chair and in the capacity of our Compensation Committee’s agent. To date, Towers Watson has not undertaken any projects for management or for the Company other than advising the Compensation Committee with respect to compensation matters. The Compensation Committee has concluded that none of Towers Watson’s work to date has raised any conflicts of interest that will prevent Towers Watson from being independent consultants to the Compensation Committee.

We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as largely competitive with the corresponding compensation element paid by our peer companies. While we view cash and equity elements of compensation as distinct, we do link these two components of compensation insofar as it is our goal to establish aggregate cash and equity compensation that is near the median of our peer group, assuming achievement of target level of performance.

Because we seek to provide cash compensation that our executives regard as competitive with relevant market conditions, when setting salaries and aggregate cash compensation we are mindful of the corresponding amounts of cash consideration of our peer group. However, we may set an individual officer’s salary and target bonus above or below median levels of our peer group, as determined to be appropriate by the Compensation Committee. We believe that this approach is sufficient to achieve our retention goals. For the achievement of performance goals above plan, our executives can earn aggregate cash consideration that is substantially above the median level of the peer group. We believe that this is appropriate because we adopt business plans that are a challenge for us to attain, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation.

We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time, and as such are impacted by the value of our common stock over the life of the option or the vesting period of the restricted stock, as the case may be. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described in this Compensation Discussion and Analysis for the manner in which we make stock option and restricted stock awards to executives.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Base Salaries

Our Compensation Committee reviews the base salaries of our executives annually and may adjust an officer’s salary if it determines that such a change is merited on the basis of the officer’s personal performance and market conditions. As set forth in the “Summary Compensation” table below, the Compensation Committee approved 2013 salary increases for executive officers based on market conditions, the Company’s growth and the Company’s increased complexity of operation. The increase in base salary of our CEO was 9.8% and increases in the base salaries of the other executive officers ranged from 0% to 14.8%.

Executive Management Incentive Plan

A new EMIP was adopted in 2012 that included revenue and management objectives (“MBOs”) targets in addition to pre-tax income targets as the Compensation Committee wanted to establish objectives that more closely aligned with the strategic initiatives of the business. In January 2013, our Compensation Committee approved the 2013 EMIP for our executive officers and it once again contained pre-tax income and revenue targets and MBOs. For Mssrs. Hawkins, Kennedy, and Chung, the target bonus is based on the achievement of three metrics: (i) the consolidated pre-tax earnings contained in the Company’s 2013 business plan (“2013 Plan”) weighted at 60% ($34,000,000), (ii) the consolidated revenue contained in the 2013 Plan weighted at 20% ($376,600,000), and (iii) successful attainment of financial goals (pre-tax operating margin percentage and revenue growth in business units) in 2013 weighted at 20%.

For Mssrs. Noll and Traverso, the target bonus is based on the achievement of four metrics: (i) the consolidated pre-tax earnings contained in the 2013 Plan weighted at 20%, (ii) the pre-tax earnings of their respective strategic business units (“SBUs”) contained in the 2013 Plan weighted at 40% ($41,000,000 and $37,000,000, respectively), (iii) the revenue of their SBUs contained in the 2013 Plan weighted at 20% ($237,790,000 and $129,764,000, respectively) and (iv) successful completion of discrete operational goals for their respective SBUs in 2013 weighted at 20%.

The target bonus for each of our named executive officers for 2013 was expressed as a percentage of each officer’s salary. The following table shows the minimum, target and maximum bonus for each named executive officer:

Name	Minimum Bonus[1]	Target Bonus	Maximum Bonus
Mr. Hawkins	$250,000	$500,000	$1,000,000
Mr. Kennedy	$83,198	$166,396	$322,792
Mr. Noll	$59,625	$119,250	$238,500
Dr. Chung	$44,975	$89,950	$179,900
Mr. Traverso	$66,375	$132,750	$265,500

(1)	Pre-tax income of 80% to target required for bonus eligibility.

Under the 2013 EMIP, the following payments were made in February 2014:

	Acheivement vs. Plan	Weighted Payout Percentage
CEO and CFO Targets

Revenue (1)	—	0%
Adjusted Pre-tax Profit (2) MBOs:	110	89
Non-GAAP Pre-tax Margin	107	19
Organic Revenue Growth (3)	—	0
Percentage of Target Paid		108%

VP Neurology Targets

Revenue (Neurology SBU) (1)	—	0%
Adjusted Pre-tax Profit (Neurology SBU)	117	74
Adjusted Pre-tax Profit (Consolidated)	109	30
MBOs (4)	89	106
Percentage of Target Paid		125%

VP Newborn Care Targets

Revenue (NBC SBU) (1)	—	0
Adjusted Pre-tax Profit (NBC SBU)	99	40
Adjusted Pre-tax Profit (Consolidated)	109	20
MBOs (4)	99	40
Percentage of Target Paid		89%

VP QA/RA Targets

Revenue (Consolidated) (1)	—%	0%
Adjusted Pre-tax Profit (Consolidated)	110	60
MBOs (4)	78	5
Percentage of Target Paid		107%

(1)	Minimum revenue threshold was not obtained, therefore no bonus was paid for this objective.
(2)	Adjustments include tradename impairments, restructuring costs, and direct acquisition costs.
(3)	Minimum revenue growth targets were not obtained, therefore no bonus was paid for this objective.
(4)	This objective reflects several internal initiatives, including product launches and integration activities.

Based on the continued growth and complexity of the business, additional salary increases for the Company’s named executive officers were approved by the Compensation Committee in December 2013 for 2014.

Equity-Based Compensation Element

Equity-based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options, restricted stock and restricted stock units, which in the case of options are granted with an exercise price equal to the fair market value on the date of grant. Stock options have value only if the stock price increases over time and the value of restricted stock awards increases over time as the stock price increases. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps focus our employees on long-term performance. In 2006, our Board reduced the term of options that we grant from ten years to six years in order to reduce the expense of such options under Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

We intend to grant equity awards to our executives having a fair market value such that the level of each of our executive’s aggregate compensation is slightly above the median levels of our peer group assuming the achievement of target levels of performance, while offering cash compensation that is slightly below median levels. Since 2006, we have sought to achieve the equity portion of aggregate compensation through stock option grants and restricted stock awards, with each comprising approximately half of the value of the annual equity award.

Equity-based compensation is granted to executive officers when the executive first joins us. Additional equity-based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2013 based on the factors noted above. The Compensation Committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. In 2013, as it had in prior years, the Compensation Committee made executive officer equity grants to its executives and other employees at its meeting held in connection with the Company’s annual meeting of stockholders. The exercise price for all option grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee at which the options are granted. Beginning with 2014, the Compensation Committee elected to begin making equity awards at the beginning of the year in connection with its setting cash compensation for the year.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with Kenneth M. Traverso in November 2002, and D. Christopher Chung, M.D. in February 2003, both of which were amended in December 2008, and with James B. Hawkins in April 2004, which agreement was amended in April 2008, December 2008, and April 2013. We entered into an employment agreement with Austin A. Noll, III on August 1, 2012 and Jonathan A. Kennedy on April, 11, 2013. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death, or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’, employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•

Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months commencing with the latest payroll date that is also within 70 days from the date of “separation from service” (with earlier commencement possible only if in compliance with Section 409A of the Internal Revenue Code and with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date);

•

The immediate vesting and exercisability of any unvested stock options, and, with the exception of Mr. Noll, of restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) six to eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.

Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times his then current base salary;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) 18 months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans

The agreement provides that if within twelve months of a change in control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive (i) a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (A) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change in control transaction and (B) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change in control transaction; (ii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

To be eligible for termination benefits, all executives must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.

The base salaries for our named executive officers for 2013 were as follows: James B. Hawkins, $500,000; Austin A. Noll, III, $265,000; Jonathan A. Kennedy, $350,000; D. Christopher Chung, M.D., $257,000; and Kenneth M. Traverso, $295,000.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the Company if such continuation is required by our partner in a change in control transaction.

Our 2011 Stock Awards Plan provides for the grant of options to purchase our common stock to employees, directors and consultants. Under the predecessor plan, prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of six years. The 2011 plan and the predecessor plan provide that after certain “change in control” events, including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. The plans provide that the plan administrator may provide that if an optionee’s options are assumed or substituted and the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under ASC Topic 718 which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. The Compensation Committee takes into account many factors, including whether such compensation is deductible, in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation it determines to be consistent with its goals for our executive compensation program even if the compensation is not deductible by us for tax purposes. For further details on the Company’s performance factors to be adopted in connection with the proposed amendment to the 2011 Plan, please refer to Proposal No. 3 (“Approval of Amendment to 2011 Stock Awards Plan”).

Compensation Risk

The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. The Compensation Committee concluded that the compensation plans reflected the appropriate compensation goals and philosophy and that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 20131.

Name and Principal Position	Year	Salary	Stock Awards [3]	Option Awards [3]	Non-Equity Incentive Plan Compen- sation [4]	All Other Compen- sation [5]	Total
James B. Hawkins Chief Executive Officer	2013 2012 2011	$500,000 455,000 455,000	$1,075,500 855,120 819,000	$674,520 543,408 579,220	$537,400 220,586 —	$4,473 4,306 4,306	$2,791,893 2,094,434 1,857,526

Jonathan A. Kennedy (2) Senior Vice President Finance and Chief Financial Officer	2013 2012 2011	350,000 — —	794,400 — —	456,709 — —	179,550 — —	77,721 — —	1,764,374 — —

Austin A. Noll, III Vice President, General Manager, Neurology	2013 2012 2011	265,000 97,534 —	258,120 540,450 —	161,885 339,630 —	148,850 98,475 —	630 62,663 —	834,485 643,412 —

Kenneth M. Traverso Vice President, General Manager, Newborn Care	2013 2012 2011	302,875 310,813 320,752	215,100 224,469 212,940	134,904 142,645 150,597	118,300 49,837 —	1,133 3,547 3,466	734,929 734,929 687,755

D. Christopher Chung, M.D. Vice President Medical Affairs, Quality and Regulatory	2013 2011 2011	257,000 257,000 257,000	215,100 224,469 212,940	134,904 142,645 150,597	118,300 70,084 —	1,133 3,130 3,130	543,522 702,417 623,667

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with us is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Kennedy, the amount reflected in the “All Other Compensation” column includes a $75,000 signing bonus upon his acceptance of employment with the Company.
(3)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards on the date of grant, computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2013. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(4)	The amounts in this column reflect bonuses under our Management Incentive Plan for 2013 performance that were paid in February 2014. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(5)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers, the value of group life insurance benefits.

GRANTS OF PLAN BASED AWARDS—FISCAL 2013

This table discloses the actual numbers of stock options and restricted stock awards granted to our Named Executive Officers in 2013 and the grant date fair value of these awards. It also captures the payouts under the Company’s 2013 Executive Management Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins	—	$291,200	$364,000	$728,000
	06/07/2013				75,000			$1,075,500
	06/07/2013					150,000	$14.34	674,520

Mr. Kennedy (5)		$133,117	$166,396	$332,792
	04/08/2013				60,000			794,400
	04/08/2013					110,000	13.24	456,709

Mr. Noll	06/07/2013	$169,600	$212,000	$424,000
	—				18,000			$258,120
						36,000	14.34	161,885

Dr. Chung	—	$164,480	$205,600	$411,200
	06/07/2013				8,000			114,720
	06/07/2013					16,000	14.34	71,949

Mr. Traverso	—	$188,800	$236,000	$472,000
	06/07/2013				15,000			215,100
	06/07/2013					30,000	14.34	134,904

(1)	Each of the named executive officers had a range of payouts targeted for 2013 non-equity incentive compensation under our 2013 Executive Management Incentive Plan (“EMIP”) based on the Company’s performance as described in “Compensation Discussion and Analysis” above.
(2)	Each of the named executive officers received a grant of restricted shares in 2013 that vest as follows: 50% in August 2015, 25% in August 2016, and 25% in August 2017.
(3)	Each of the named executive officers received a grant of stock options in 2013. Options were granted with an exercise price equal to the fair market value on the date of grant, which was based on the closing price of the Company’s common stock immediately prior to the award. All of the stock options may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	Represents the grant date fair market value of restricted stock awards and stock options granted to the named executive officers in 2012 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(5)	Stock grants noted for Mr. Kennedy represent an initial award of stock granted upon the start of his employment with the Company. Initial grants of options vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Initial grants of stock vest 50% after two years, and 25% for the following two years.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards [1]					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]
Mr. Hawkins						192,500	4,331,250
	87,500	12,500	$16.78	06/03/2016	[3]
	62,500	37,500	16.38	06/07/2018	[3]
	60,000	100,000	10.69	06/01/2017	[3]
	18,750	131,250	14.34	06/03/2016	[3]
	9,970	—	10.03	06/15/2015	[3]
	75,000	—	20.09	06/09/2014	[3]
	150,000	—	10.73	06/13/2013	[3]
	112,956	—	4.07	06/09/2015	[2]
	110,030	—	10.03	04/08/2014	[1]
		—

Mr. Kennedy
	18,333	91,667	13.24	04/08/2019	[1]	60,000	$1,350,000

Mr. Noll						43,000	967,500
	16,667	33,333	11.92	06/07/2018	[3]
	4,500	31,500	14.34	2/14/2019	[1,3]

Dr. Chung						45,500	$1,023,750
	22,750	3,250	$16.78	06/03/2016	[3]
	16,250	9,750	$16.38	06/01/2017	[3]
	15,750	26,250	$10.69	06/07/2018	[3]
	2,000	14,000	$14.34	06/07/2019	[3]
	18,933	—	$10.03	06/09/2015	[3]
	20,000	—	$20.09	06/09/2014	[3]
	40,000	—	$10.73	06/15/2015	[3]
	31,067	—	10.03	06/09/2015	[2]

Mr. Traverso						45,750	$1,029,375
	22,750	3,250	$16.78	06/03/2016	[3]
	16,250	9,750	$16.38	06/01/2017	[3]
	15,750	26,250	$10.69	06/07/2018	[3]
	3,750	26,250	$14.34	06/07/2019	[3]
	18,933	—	$10.03	06/09/2015	[3]
	20,000	—	$20.09	06/09/2014	[3]
	40,000	—	$10.73	06/15/2015	[3]
	31,067	—	$10.03	06/09/2015	[2]

(1)	Initial grants of options to the named executive officers upon employment vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48 month period.
(2)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(4)	Represents the value of these awards based on the closing price of our stock on December 31, 2013 of $22.50

OPTION EXERCISES AND STOCK VESTED – FISCAL 2013

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2013 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [1]
Mr. Hawkins	206,878	3,391,918	56,250	754,313
Mr. Kennedy	—	—	—	—
Mr. Noll	—	—	—	—
Mr. Chung	50,000	434,500	14,750	197,798
Mr. Traverso	50,000	494,508	14,750	197,798

(1)	Represents the value of restricted stock awards that were granted on June 3, 2010 and June 2, 2011, and June 8, 2012 that vested in 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2013.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards [1]	Total Termination Benefits
Mr. Hawkins	$750,000	$9,030	$6,884,250	$7,643,280
Mr. Kennedy	350,000	6,620	2,198,836	2,255,456
Mr. Noll	265,000	4,180	1,577,203	1,713,883
Dr. Chung	257,000	9,930	1,526,263	1,793,193
Mr. Traverso	257,000	9,930	1,631,848	1,963,778

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 30, 2013 of $22.50.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2013 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [2,3]	Total ($)
Mr. Gunst	$147,500	$86,040	$22,848	$256,024
Ms. Engibous [4]	74,750	86,040	22,848	183,274
Mr. Ludlum [5]	96,250	86,040	22,848	204,774
Mr. Moore [6]	87,500	86,040	22,848	196,024

(1)	For 2013, fees earned and paid in cash were based on the following retainer and payment schedule:

Board Retainer	$45,000
Audit Committee Member Retainer	$15,000
Compensation Committee Member Retainer	$10,000
Nominating Committee Member Retainer	$5,000
Chairman of the Board	$55,000
Audit Chair Retainer	$20,000
Compensation Chair Retainer	$10,000
Nominating Chair Retainer	$5,000

(2)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the directors in 2012 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	At December 31, 2013, Ms. Engibous had 55,000 options and 6,000 unvested restricted shares outstanding, Mr. Gunst had 52,500 options and 6,000 unvested restricted shares outstanding, Mr. Ludlum had 10,000 options and 6,000 unvested restricted shares outstanding, and Mr. Moore had 28,000 options and 6,000 unvested restricted shares outstanding.
(4)	Nominating and Governance Committee Chair.
(5)	Audit Committee Chair.
(6)	Compensation Committee Chair.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chair

DORIS E. ENGIBOUS

ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.

The Board has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed the Company’s internal controls over financial reporting with management and the independent auditors;

•	Discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance;

•

Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence, including matters required to be discussed under the PCAOB Auditing Standard No. 16 (Communications with Audit Committees); and

•	Discussed with the independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted by:

THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chair

ROBERT A. GUNST

WILLIAM M. MOORE

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to vote via the internet or by phone or, if you have received a paper proxy card, to mark, sign, date, and return the proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED 1501 INDUSTRIAL ROAD SAN CARLOS, CA 94070 ATTN: JONATHAN A. KENNEDY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M74026-P52033 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NATUS MEDICAL INCORPORATED The Board of Directors recommends you vote FOR the following proposals: 1. Election of Director Nominee: For Against Abstain 1a. Kenneth E. Ludlum 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. 3. To approve an amendment to the Company’s 2011 Stock Awards Plan. 4. Advisory approval of the Company’s Named Executive Officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M74027-P52033 NATUS MEDICAL INCORPORATED This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders June 6, 2014 at 8:00 AM The stockholder(s) hereby appoint(s) James B. Hawkins and Jonathan A. Kennedy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, central time on June 6, 2014, at our Middleton, Wisconsin offices located at 3150 Pleasant View Rd., Middleton, WI 53562, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side